Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES ADDITION OF

NEW INDEPENDENT DIRECTOR JAMES O. EGAN TO ITS BOARD

New York, New York — March 16, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 532 retail stores, today announced the appointment of James O. Egan as an independent director to its Board and member of the audit committee, effective March 13, 2012.

James O. Egan, 63, brings a broad business experience across numerous industries, including retailing, to New York & Company.  Mr. Egan served as a Managing Director of Investcorp International, Inc., an alternative asset management firm specializing in private equity, hedge fund, real estate and technology investments, from 1998 through 2008.  Mr. Egan was the partner-in-charge, M&A Practice, U.S. Northeast Region for KPMG LLP from 1997 to 1998 and served as the Senior Vice President and Chief Financial Officer of Riverwood International, Inc. from 1996 to 1997.  Mr. Egan began his career with PricewaterhouseCoopers (Coopers & Lybrand) in 1971 and served as partner from 1982 to 1996 and a member of the Board of Partners from 1995 to 1996.  He currently serves as director of PHH Corporation where he is non-executive chairman of the board and chairman of the audit committee.  He also currently serves as a director of privately-held Dots, LLC and Thermadyne Technologies.

Gregory Scott, New York & Company’s CEO, stated: “We are pleased to welcome Jim Egan to our Board.  With more than 40 years of business experience, Jim brings a wide range of strategic, operational, and governance qualifications and skills to our company.  We particularly look forward to benefitting from Jim’s significant financial expertise.”

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 532 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.	Investor/Media Contact:
Suzanne Rosenberg	ICR, Inc.
Director, Investor Relations	Investor: Allison Malkin
212-884-2140	Media: Kristina Jorge
(203) 682-8200